Exhibit 12

                                  TUCSON ELECTRIC POWER COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (IN THOUSANDS)
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                                                                12 Months Ended
                                                                ----------------
                                             Dec. 31,    Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                              2000        1999        1998       1997       1996
                                             -----------------------------------------------------
Fixed Charges:
  Interest on Long-Term Debt (1)             $66,377    $66,836    $72,672    $66,247    $59,836
  Other Interest (2)                          $9,067    $13,081    $13,207     $9,640    $11,721
  Interest on Capital Lease Obligations (3)  $90,365    $82,414    $81,823    $83,019    $84,383
                                             -----------------------------------------------------
Total Fixed Charges                         $165,809   $162,331   $167,702   $158,906   $155,940


Net Income                                   $51,169    $73,475    $41,676    $83,572   $120,852


Less:
  Extraordinary Income - Net of Tax               $0    $22,597         $0         $0         $0
                                             ----------------------------------------------------
Net Income from Continuing Operations        $51,169    $50,878    $41,676     $83,572  $120,852


Add (Deduct):
  Income Taxes - Operating Expense           $19,036    $18,268    $18,372     $19,297    $9,795
  Income Taxes - Other                        $7,530     $4,082      ($794)   ($41,401) ($91,950)
  Total Fixed Charges                       $165,809   $162,331   $167,702    $158,906  $155,940
                                             -----------------------------------------------------
Total Earnings before Taxes and
  Fixed Charges                             $243,544   $235,559   $226,956    $220,374  $194,637


Ratio of Earnings to Fixed Charges             1.469      1.451      1.353       1.387     1.248


 (1)  Amounts have been restated for years ended 1996 and 1997 to conform to current year's presentation.

 (2)  Excludes recognition of Allowance for Borrowed Funds Used during Construction.

 (3)  Capital Lease Interest Paid from Statement of Cash Flows.


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